Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
January 21, 2015 and the Prospectus dated March 7, 2014
Registration No. 333-194389

W. P. CAREY INC.

Pricing Term Sheet

$450,000,000 4.000% Senior Notes due 2025

Issuer:	W. P. Carey Inc.

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB-

Security Type:	Senior Unsecured Notes

Pricing Date:	January 21, 2015

Settlement Date:	January 26, 2015 (T+3)

Maturity Date:	February 1, 2025

Interest Payment Dates:	February 1st and August 1st, commencing August 1, 2015

Principal Amount:	$450,000,000

Benchmark Treasury:	2.250% due November 15, 2024

Benchmark Treasury Price / Yield:	103-10+ / 1.877%

Spread to Benchmark Treasury:	+220 bps

Yield to Maturity:	4.077%

Coupon:	4.000%

Public Offering Price:	99.372%

Optional Redemption:

Make-Whole Call:	Prior to November 1, 2024, T+35 bps

Par Call:	On or after November 1, 2024

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	92936U AC3 / US92936UAC36

Joint Book-Running Managers:	Wells Fargo Securities, LLC Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Manager:	U.S. Bancorp Investments, Inc.

Co-Managers:	Capital One Securities, Inc. Regions Securities LLC Fifth Third Securities, Inc. BMO Capital Markets Corp. Comerica Securities, Inc. RBS Securities Inc. Signature Securities Group

*Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC, including the prospectus supplement relating to the notes, for more complete information about the issuer and this offering.  You may get these documents for free by visiting the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement relating to the notes if you request it by contacting Wells Fargo Securities, LLC toll free at 1-800-645-3751; Barclays Capital Inc. toll-free at 1-888-603-5847 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.